     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 3, 1998
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C.  20549

                                    -----------
                                      FORM S-3
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933
                                    -----------
                            INVISION TECHNOLOGIES, INC.
               (Exact name of registrant as specified in its charter)


          DELAWARE                                     94-3123544
(State or other jurisdiction of         (I.R.S. Employer Identification Number)
incorporation or organization)
                                    -----------
                                 7151 GATEWAY BLVD.
                             NEWARK, CALIFORNIA  94560
                                   (510) 739-2400
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                    -----------
                                 CURTIS P. DISIBIO
                              CHIEF FINANCIAL OFFICER
                            INVISION TECHNOLOGIES, INC.
                                 7151 GATEWAY BLVD.
                             NEWARK, CALIFORNIA  94560
                                   (510) 739-2400
   (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                    -----------
                                     COPIES TO:

          ROBERT L. JONES, ESQ.               DEBORAH LAWSON CLEVELAND, ESQ.
            COOLEY GODWARD LLP                       CORPORATE COUNSEL
          FIVE PALO ALTO SQUARE                 INVISION TECHNOLOGIES, INC.
           3000 EL CAMINO REAL                      7151 GATEWAY BLVD.
     PALO ALTO, CALIFORNIA 94306-2155            NEWARK, CALIFORNIA  94560
              (650) 843-5000                          (510) 739-2400
            FAX (650) 857-0663                      FAX (510) 608-0770
                                    -----------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                                    -----------
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box./ /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box./X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                    -----------


                                                CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM        PROPOSED MAXIMUM
                                         AMOUNT TO BE    OFFERING PRICE PER       AGGREGATE OFFERING           AMOUNT OF
  TITLE OF SHARES TO BE REGISTERED       REGISTERED          SHARE (1)                PRICE (1)            REGISTRATION FEE (1)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock par value $.001 per
 share ..........................        180,000 shares      $6.22                    $1,119,600                 $330.29
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457(c) for the purpose of computing the amount of the registration fee based on the average of the high and low sales prices of the Registrant's Common Stock as reported on the Nasdaq National Market on September 1, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

PROSPECTUS
                                   180,000 SHARES

                            INVISION TECHNOLOGIES, INC.

                                    Common Stock
                                ------------------

All of the shares of Common Stock offered hereby (the "Offering") are issuable by InVision Technologies, Inc. (the "Company" or "InVision") to Donald & Co. Securities Inc. (the "Selling Stockholder") pursuant to the exercise of a warrant (the "Warrant") held by the Selling Stockholder, and are being offered hereby by the Selling Stockholder. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "INVN." The last reported sales price of the Company's Common Stock on the Nasdaq National Market on September 1, 1998 was $6.06 per share.

The Selling Stockholder, directly or through agents, broker-dealers or underwriters, may sell the Common Stock offered hereby from time to time on terms to be determined at the time of sale, in transactions on the Nasdaq National Market or in privately negotiated transactions. The Selling Stockholder and any agents, broker-dealers or underwriters that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Act. See "Selling Stockholder" and "Plan of Distribution."

                                ------------------

                   THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
                  SEE "RISK FACTORS" COMMENCING ON PAGE 3 HEREOF.
                                ------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SEECURITIES COMMISSION NOR HAS THE
      COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
          ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                               IS A CRIMINAL OFFENSE.

                                ------------------

     No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are $6,500. The exercise price of the Warrant is $6.60 per share payable to the Company. The Company will not receive any proceeds from the sale by the Selling Stockholder of shares being offered hereby.

                                 ------------------

                The date of this Prospectus is September    , 1998.

                               AVAILABLE INFORMATION

     The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov. The Company's Common Stock is listed on the Nasdaq National Market, and such reports, proxy statements and other information can also be inspected and copied at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington DC 20006.

     The Company has filed with the SEC a registration statement on Form S-3 (herein referred to, together with all amendments and exhibits, as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules are available as described above.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed or to be filed with the Commission under the Exchange Act are hereby incorporated by reference into this Prospectus:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998;

     (c) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998; and

     (d) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed April 18, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently-filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Such request may be directed to InVision Technologies, Inc., Attention: Manager, Investor Relations, 7151 Gateway Blvd., Newark, California 94560, telephone (510) 739-2400.

     InVision intends to furnish its stockholders with annual reports containing audited consolidated financial statements examined by its independent public accountants and quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year.

                             FORWARD LOOKING STATEMENTS

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROSPECTUS, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," AND "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THE RESULTS EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE RISKS RELATED TO MARKET ACCEPTANCE OF THE COMPANY'S CURRENT PRODUCTS AND NEW PRODUCTS IN DEVELOPMENT, FLUCTUATIONS IN THE COMPANY'S QUARTERLY AND ANNUAL OPERATING RESULTS, THE LOSS OF ORDERS OF THE COMPANY'S PRODUCTS, INCLUDING THE LOSS OF THE COMPANY'S ORDER FROM THE FAA OR THE FAILURE TO OBTAIN ADDITIONAL ORDERS, LOSS OF ANY OF THE COMPANY'S SOLE SOURCE SUPPLIERS, INTENSE COMPETITION, RELIANCE ON LARGE ORDERS, CONCENTRATION OF THE COMPANY'S CUSTOMERS, RISKS RELATED TO THE LENGTHY SALES CYCLES FOR THE COMPANY'S PRODUCTS, BUDGETING LIMITATIONS OF THE COMPANY'S CUSTOMERS AND PROSPECTIVE CUSTOMERS, AS WELL AS SUCH OTHER RISKS AS ARE DESCRIBED UNDER "RISK FACTORS" AND IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997.


                                    THE COMPANY

     InVision Technologies, Inc. ("InVision" or "The Company") was incorporated in Delaware in September 1990. Unless the context otherwise requires, "InVision" and the "Company" refer to InVision Technologies, Inc., a Delaware corporation, including its wholly-owned subsidiaries, Imatron Federated Systems, Inc., and Quantum Magnetics, Inc. ("Quantum"). The Company's executive offices are located at 7151 Gateway Blvd., Newark, California 94560, and its telephone number is (510) 739-2400.

                                    RISK FACTORS

     AN INVESTMENT IN THE SHARES BEING OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

HISTORY OF LOSSES; NO ASSURANCE OF CONTINUED PROFITABILITY

     The Company commenced operations in September 1990, remained in the development stage through 1994 and received its first revenues from product sales in the first quarter of 1995. The Company experienced net losses for each year from inception through December 31, 1996. The year ended December 31, 1997 was the Company's first year of profitability. As of June 30, 1998, the Company had an accumulated deficit of approximately $13.7 million. Although the Company has reported a profit in each quarter since January 1, 1997, there can be no assurance that the Company will maintain profitability on a quarterly and annual basis. The Company significantly expanded its manufacturing, research and development, sales and marketing, and administrative capabilities in 1997 to meet the increased demand for its product. The increase in the Company's operating expenses caused by this expansion could have a material adverse effect on the Company's business, financial condition or results of operations if revenues do not increase at an equal or greater rate.

SINGLE PRODUCT; UNCERTAINTY OF MARKET ACCEPTANCE

     The CTX 5000 Series currently is the only product line offered by the Company and the Company derives substantially all of its revenues from the sale of CTX 5000 Series units. The Company's orders to date have been received from a limited number of customers and the majority of these have been from a single customer, the Federal Aviation Administration ("FAA"). The commercial success of the CTX 5000 Series will depend upon its acceptance by domestic and international airports, government agencies and airlines as a useful and cost-effective alternative to less expensive, higher throughput (i.e. bags per hour or "bph") competing products employing different technologies. The large capital commitment (approximately $1.0 million each) required to purchase units in the CTX 5000 Series may limit the marketability of the CTX 5000 Series. In addition, the Company's failure to compete successfully with respect to throughput, the ability to scan all sizes of baggage, the ease of integration of the CTX 5000 Series into existing baggage handling systems and other factors could delay, limit or prevent market acceptance of the CTX 5000 Series. Moreover, the market for explosive detection system ("EDS") technology is largely undeveloped, and the Company believes that the overall demand for EDS technology will depend significantly upon public perception of the risk of terrorist attacks. There can be no assurance that the public will perceive the threat of terrorist bombings to be substantial or that the airline industry and governmental agencies will actively pursue EDS technology. As a result, there can be no assurance the Company will be able to achieve market penetration, revenue growth or profitability. See "--Competition."

FLUCTUATIONS IN OPERATING RESULTS

     The Company's past operating results have been, and its future operating results will be, subject to fluctuations resulting from a number of factors, including: the timing and size of orders from, and shipments to, major customers; budgeting and purchasing cycles of its customers; delays in product shipments caused customer readiness or integration issues; the timing of new or enhanced product offerings to the CTX 5000 Series by InVision or introduction of new products by it or its competitors and the certification of certain of these products; changes in pricing policies by InVision, its competitors or suppliers, including possible decreases in average selling prices of the CTX 5000 Series in response to competitive pressures; the proportion of revenues derived from competitive bid processes; the mix between sales to domestic and international customers; market acceptance of enhanced versions of the CTX 5000 Series; the availability and cost of key components; and fluctuations in demand driven by general conditions affecting the aviation security industry beyond the control of the Company. InVision also may choose to reduce prices or to increase spending in response to competition or to pursue new market opportunities, all of which may have a material adverse effect on InVision's business, financial condition or results of operations. InVision's systems revenues in any period are derived from sales of multiple CTX 5000 Series systems to a limited number of customers and are recognized upon shipment which, in view of the high sales price of units in the CTX 5000 Series, causes minor variations in the number of orders, or the timing of shipments, to substantially affect the Company's quarterly revenues. Because a significant portion of the Company's quarterly operating expenses are, and will continue to be, relatively fixed in nature, such revenue fluctuations will cause the Company's quarterly and annual operating results to vary substantially. Accordingly, the Company believes that period-to-period comparisons of its results of operations are not meaningful and cannot be relied upon as indicators of future performance. Because of all of the foregoing factors, the Company's operating results may be below the expectations of public market analysts and investors in some future quarters, which would likely result in a decline in the trading price of the Common Stock.

DEPENDENCE ON SUPPLIERS

     Certain key components used in the Company's products have been designed by the Company to its specifications and are currently available only from one or a limited number of suppliers. The Company currently does not have long-term agreements with these suppliers. Moreover, in view of the high cost of many of these components, the Company does not maintain significant inventories of some necessary components. If the Company's suppliers were to experience financial, operational, production or quality assurance difficulties, the supply of components to the Company would be reduced or interrupted. In the event that a supplier were to cease operations, discontinue a product or withhold supply for any reason, the Company may be unable to acquire such product from alternative sources within a reasonable period of time. The Company also uses a variety of independent third party manufacturers and subassemblers. The inability of the Company to develop alternative sources for single or sole source components, to find alternative third party manufacturers or subassemblers, or to obtain sufficient quantities of these components could result in delays or interruptions in product shipments, which could have a material adverse effect on the Company's business, financial condition or results of operations.

DEPENDENCE ON LARGE ORDERS; CUSTOMER CONCENTRATIONS; LENGTHY SALES CYCLE

     In any given fiscal year, the Company's revenues have principally consisted, and the Company believes will continue to consist, of orders of multiple units from a limited number of customers. While the number of individual customers may vary from period-to-period, the Company is nevertheless dependent upon these multiple orders for a substantial portion of its revenues. There can be no assurance that the Company will obtain such multiple orders on a consistent basis. During the six months year ended June 30, 1998, approximately $30.9 million, or 99%, of the Company's revenues were generated from sales to the Company's five largest customers. During the year ended December 31, 1997, approximately $50.2 million, or 89.0%, of the Company's revenues were generated from sales to the Company's five largest customers. During the year ended December 31, 1996, revenues from the Company's six largest customers were approximately $14.0 million, or 88.4%, of the Company's revenues. To date, all orders from United States customers have been entirely funded by the FAA, and the Company's largest sales contract to date, for 69 CTX 5000 Series systems, is with the FAA. There can be no assurance that such funding or sales will continue in the future. The Company's inability to obtain sufficient multiple orders or the failure of the FAA to continue such purchases or funding would have a material adverse effect on the Company's business, financial condition or results of operations. Moreover, the timing and shipment of such orders could cause the operating results in any quarter to differ from the projections of securities analysts, which could adversely affect the trading price of the Common Stock. Losses arising from customer disputes regarding shipping schedules, product condition or performance, or the Company's inability to collect accounts receivable from any major customer could also have a material adverse effect on the Company's business, financial condition or results of operations.

     The Company's revenues depend in significant part upon the decision of a government agency to upgrade and expand existing facilities, alter workflows and hire additional technical expertise in addition to procuring the CTX 5000 Series, all of which involve a significant capital commitment as well as significant future support costs. The sales cycle of the CTX 5000 Series is often lengthy due to the protracted approval process that typically accompanies large capital expenditures and the time required to manufacture the CTX 5000 Series and install and assimilate the CTX 5000 Series. Typically, six to twelve months may elapse between a new customer's initial evaluation of the Company's systems and the execution of a contract. Another three months to a year may elapse prior to shipment of the CTX 5000 Series as the customer site is prepared and the CTX 5000 Series is manufactured. During this period the Company expends substantial funds and management resources but recognizes no associated revenue. See "--Fluctuations in Operating Results."

PUBLIC AGENCY CONTRACT AND BUDGET CONSIDERATIONS

     Substantially all of InVision's customers and a high percentage of Quantum's research and development customers to date have been public agencies or quasi-public agencies. In contracting with public agencies, the Company is subject to public agency contract requirements which vary from jurisdiction to jurisdiction and which are subject to budgetary processes and expenditure constraints. Budgetary allocations for explosive detection systems, including the budget proposal pending before the U. S. Congress on the date of this Prospectus to appropriate $100,000,000 to purchase EDS in fiscal 1999, are dependent, in part, upon governmental policies which fluctuate from time to time in response to political and other factors, including the public's perception of the threat of commercial airline bombings. Many domestic and foreign government agencies have experienced budget deficits that have led to decreased capital expenditures in certain areas. The Company's results of operations may be subject to substantial period-to-period fluctuations as a result of these and other factors affecting capital spending. A reduction of funding for explosive detection technology deployment could materially and adversely affect the Company's business, financial condition or results of operations. Future sales to public agencies will depend, in part, on the Company's ability to meet public agency contract requirements, certain of which may be onerous or even impossible for the Company to satisfy. In addition, public agency contracts are frequently awarded only after formal competitive bidding processes, which have been and may continue to be protracted, and typically contain provisions that permit cancellation in the event that funds are unavailable to the public agency. There can be no assurance that the Company will be awarded any of the contracts for which its products are bid or, if awarded, that substantial delays or cancellations of purchases will not result from protests initiated by losing bidders.

LIMITED FIELD OPERATIONS; DEPENDENCE ON OPERATOR PERFORMANCE

     As of June 30, 1998, 117 CTX 5000 systems had been shipped to 34 airports in thirteen countries around the world. A majority of these units were installed since January 1997, and the Company's customers have only limited experience with the operation of the CTX 5000 Series in high-volume airport operations. Many of the factors necessary to make the overall baggage scanning system a success, such as the CTX 5000 Series' integration with the baggage handling system, ongoing system maintenance and the performance of operators, are beyond the control of the Company. In particular, once the CTX 5000 Series identifies a threat, the operator must make a determination whether the threat is actual or a false alarm and, therefore, whether or not to allow the bag to continue onto the aircraft. Unsatisfactory performance of operators can lead to reduced efficacy of the CTX 5000 Series. The failure of the CTX 5000 Series to perform successfully in deployments, whether due to the limited experience of the Company's customers with the CTX 5000 Series, operator error or any other reason, may have an adverse effect on the market's perception of the efficacy of the CTX 5000 Series, which in turn could have a material adverse effect on the Company's business, financial condition or results of operations.

MANAGEMENT OF GROWTH

     As of June 30, 1998, the Company had produced a total of 117 CTX 5000 systems. As a result of the FAA's initial order of 54 CTX 5000 systems, the Company substantially increased its rate of manufacture of the CTX 5000 in 1997, which has placed significant demands on the Company's management, working capital and financial and management control systems. Failure to continue to upgrade the Company's operating, management and financial control systems when necessary, or difficulties encountered during such upgrades, could have a material adverse effect on the Company's business, financial condition or results of operations. The continued success of the increase in production capability will depend in part upon the Company's ability to continue to improve and expand its engineering and technical resources and to attract, retain and motivate key personnel. The failure of the Company to maintain such production capability or to increase its revenues sufficiently to compensate for the increase in operating expenses resulting from the recent or any future expansion would have a material adverse effect on the Company's business, financial condition or results of operations. To accommodate the increase in the manufacturing rate, the Company entered into a lease in February 1997 for a new, substantially larger, manufacturing facility. The operations of this new facility require the Company to incur substantially larger fixed costs than it has experienced in the past. Failure to maintain an order rate sufficient to fully utilize this new manufacturing facility could have a material adverse effect on the Company's business, financial condition or results of operations.

NO ASSURANCE OF CONTINUED CERTIFICATION; RISK OF CERTIFICATION OF COMPETING TECHNOLOGIES; RISK OF CHANGING STANDARDS

The FAA has the responsibility for setting and maintaining performance standards for explosive detection systems for all U.S. airlines, both in the United States and abroad. The FAA Final Criteria for Certification of EDS, published in September 1993, requires, among other things, a throughput of 450 bph for an explosive detection system. The Company's CTX 5000 currently has been tested by the FAA at less than 450 bph and therefore has not been certified as a single unit. The CTX 5000, when combined in a system consisting of two units, was certified by the FAA in 1994. In 1998 the Company's latest EDS, the CTX 5500 DS system, was certified by the FAA with the ability to process bags 30% faster than the CTX 5000 at comparable cost. As of September 1, 1998 no other EDS has been certified by the FAA. There currently is no requirement that U.S. airlines or airports (or international airlines or airports) deploy FAA-certified explosive detection systems or that U.S. airlines or airports (or most international airlines or airports) deploy explosive detection systems at all. Should the standards be lowered, resulting in other lower priced or higher throughput explosive detection systems becoming certified, or should other competitive systems otherwise become certified, the Company would lose a significant competitive advantage. Under such circumstances, there can be no assurance that the Company's product would be able to compete successfully with these systems. Accordingly, the certification by the FAA of any competing EDS could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, should the FAA increase its certification standards, there can be no assurance that the CTX 5000 Series would meet such standards. See "Industry Background."
The Company intends to continue to modify the CTX 5000 Series in an effort to make throughput enhancements, cost reductions and other modifications to the CTX 5000 Series based upon the availability of adequate funds. Any such modifications, including updated versions of the CTX 5000 Series, may require FAA approval in order to retain certification or may require re-certification. There can be no assurance that any such modifications will be approved or, if required, certified by the FAA, and the failure to gain approval or certification for such products could have a material adverse effect on the Company's business, financial condition or results of operations. The Company believes that its long-term success will depend in part upon its ability to manufacture an EDS that meets or exceeds the throughput standards of the FAA Final Certification Criteria without being combined with another unit.

COMPETITION FOR FAA GRANT

     The U.S. Government currently plays an important role in funding the development of EDS technology and sponsoring its deployment in U.S. airports. Through June 30, 1998, the Company had received $12.1 million from FAA grants and contracts. The Company is also aware that Lockheed Martin Corporation was awarded a grant of approximately $8.5 million in January 1996 from the FAA, subsequently transferred to its spin-out, L-3 Communications Corporation ("L-3"), for the design and development of a CT-based EDS over a two-year period. Although the Company intends to continue to compete for additional grants as they are announced by the FAA or other agencies of the
U. S. Government, there can be no assurance that additional research and development funds will become available in the future or that the Company will receive any such additional funds. Notwithstanding the lack of funding, the Company intends to continue to increase research and development expenditures substantially. Failure by the FAA to continue to sponsor the Company's technology could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the grant to L-3 and any future grants to the Company's other competitors may improve such competitors' ability to develop and market high detection EDS technology and cause the Company's customers to delay any purchase decisions, which could have a material adverse effect on the Company's ability to market the CTX 5000 Series and on the Company's business, financial condition or results of operations.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

     The Company in the past has received, and from time to time in the future may receive, communications from third parties alleging infringements by the Company or one of its suppliers of patents or other intellectual proprietary rights owned by such third parties. There can be no assurance that any infringement claims (or claims for indemnification resulting from infringement claims against third parties, such as customers) will not be asserted against the Company. If the Company's product is found to infringe a patent, a court may grant an injunction to prevent making, selling or using the product in the applicable country. Protracted litigation may be necessary to defend the Company against alleged infringement of others' rights. Irrespective of the validity or success of such claims, defense of such claims could result in significant costs to the Company and the diversion of time and effort by management, either of which by itself could have a material adverse effect on the business, financial condition or results of operations of the Company. Further, adverse determinations in such litigation could result in the Company's loss of proprietary rights, subject the Company to significant liabilities (including treble damages in certain circumstances), or prevent the Company from selling its products. If infringement claims are asserted against the Company, the Company may seek to obtain a license of such third party's intellectual property rights, which may not be available under reasonable terms or at all. In addition, litigation may be necessary to enforce patents issued to or licensed exclusively to the Company and to protect trade secrets or know-how owned or licensed by the Company and, whether or not the Company is successful in defending such intellectual property, the Company could incur significant costs and divert considerable management and key technician time and effort with respect to the prosecution of such litigation, either of which by itself could have a material adverse effect on the business, financial condition or results of operations of the Company.

INTERNATIONAL BUSINESS; RISK OF CHANGE IN FOREIGN REGULATIONS; FLUCTUATION IN EXCHANGE RATES

     The Company markets its products to customers outside of the United States and, accordingly, is exposed to the risks of international business operations, including unexpected changes in regulatory requirements, changes in foreign control legislation, possible foreign currency controls, uncertain ability to protect and utilize its intellectual property in foreign jurisdictions, currency exchange rate fluctuations or devaluation, tariffs or other barriers, difficulties in staffing and managing foreign operations, difficulties in obtaining and managing vendors and distributors, and potentially negative tax consequences. International sales are subject to certain inherent risks including tariffs, embargoes and other trade barriers, staffing and operating foreign sales and service operations and collecting accounts receivable. The Company is also subject to risks associated with regulations relating to the import and export of high technology products. The Company cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of the Company's products in the future will be implemented by the United States or any other country. Fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition or results of operations.

PRODUCT LIABILITY RISKS; RISK OF FAILURE TO DETECT EXPLOSIVES; AVAILABILITY OF INSURANCE

     The Company's business exposes it to potential product liability risks which are inherent in the manufacturing and sale of explosive detection systems. There are many factors beyond the control of the Company that could lead to liability claims, such as the reliability of the customer's operators, the training of the operators after the initial installation and training period, and the maintenance of the units by the customers. For these and other reasons, including software and hardware limitations and malfunctions of the CTX 5000 Series, there can be no assurance that the systems will detect all explosives hidden in the luggage scanned. The Company does not believe that it would be liable for any such claims, but the cost of defending any such claims would be significant and any adverse determination may be in excess of the Company's insurance coverage. Moreover, the failure of the CTX 5000 Series to detect an explosive would also result in negative publicity which could have a material adverse effect on sales and may cause customers to cancel orders already placed, either of which could have a material adverse effect on the Company's business, financial condition or results of operations. Many of the Company's customers require the Company to maintain insurance at certain levels. The Company currently has product liability insurance in the amount of $150 million. There can be no assurance that additional insurance coverage, if required by customers or otherwise, could be obtained on acceptable terms, if at all.

UNCERTAINTY OF PRODUCT DEVELOPMENT

    The Company's success will depend upon its ability to enhance its existing products, and to develop new products to meet regulatory and customer requirements and to achieve market acceptance. The enhancement and development of these products will be subject to all of the risks associated with new product development, including unanticipated delays, expenses, technical problems or other difficulties that could result in the abandonment or substantial change in the commercialization of these enhancements or new products. Given the uncertainties inherent with product development and introduction, there can be no assurance that the Company will be successful in introducing products or product enhancements, including products that meet FAA certification standards, on a timely basis, if at all, or that the Company will be able to market successfully these products and product enhancements once developed.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

     An element of the Company's strategy is to review acquisition prospects that would complement its existing product offerings, augment its market coverage, enhance its technological capabilities or otherwise offer growth opportunities. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on the Company's business, financial condition or results of operations. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited prior experience and potential loss of key employees of acquired organizations. The Company's management has limited experience in assimilating acquired organizations. No assurance can be given as to the ability of the Company to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition or results of operations.

CONCENTRATION OF OWNERSHIP; CONTROL BY MANAGEMENT

     As of April 13, 1998, the Company's principal stockholder, HARAX Holding, S.A. ("HARAX"), and its affiliates held approximately 21.6% of the Company's Common Stock, and the present directors and executive officers of the Company and their affiliates, in the aggregate, beneficially owned approximately 12.1% of the outstanding Common Stock, in each case including shares issuable pursuant to stock options exercisable within 60 days of April 13, 1998. Consequently, HARAX together with the Company's directors and executive officers, acting in concert, have the ability to significantly affect the election of the Company's directors and have a significant effect on the outcome of corporate actions requiring stockholder approval. In addition, HARAX, acting alone, will have the power to significantly affect matters relating to the Company's affairs and business.

ANTI-TAKEOVER PROVISIONS

     The Company's Restated Certificate of Incorporation contains certain provisions that may discourage bids for the Company. This could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock.

YEAR 2000 COMPLIANCE

      The CTX 5000 Series contains installed computer systems and software products which are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. While uncertainty exists concerning the potential effects associated with such compliance, the Company does not believe that year 2000 compliance will result in a material adverse effect on its financial condition or results of operations.

     The Company also currently uses software and related computerized management information and financial reporting systems that will be affected by the date change in the year 2000. The year 2000 issue exists because many computer systems and applications currently utilize two-digit date fields, rather than four-digit date fields, to define the applicable year. When the millennium date change occurs, date-sensitive systems will recognize the year 2000 as the year 1900, or not at all. This inability to recognize or properly treat the year 2000 may result in systems failure or cause systems to process critical financial and operational information incorrectly.

     Based on ongoing assessments, the Company has determined that it will be required to modify or upgrade portions of its computer software so that its computer systems will properly use and recognize dates beyond December 31, 1999. Based on preliminary information compiled by the Company, the Company does not believe that the costs of addressing the year 2000 will be material to Company. Other factors that may affect the Company's costs in addressing the year 2000 issue include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties. The Company expects to complete all year 2000 programming changes during fiscal 1999.
The estimated costs of and time frame related to this project are based on estimates of the Company's management, and there can be no assurance that actual costs will not differ materially from the current expectations. In addition, the Company's ability to interface with its customers, particularly with respect to electronic data interchange programs, may be impacted by the failure of its customers to make the appropriate upgrades or modifications to their programs to address the year 2000 issue. Nevertheless, the Company does not expect that the costs of addressing potential problems relating to the year 2000 issue will have a material adverse impact on the Company's financial position, results of operations or cash flows in future periods. Although the Company plans to devote the necessary resources to resolve all significant year 2000 issues in a timely manner, if such processing issues are not resolved in a timely manner, the year 2000 issue could have a material impact on the operations and financial conditions of the Company.

VOLATILITY OF STOCK PRICE

    Since the Company's initial public offering in April 1996, the price of the Company's Common Stock has fluctuated widely, with sales on The Nasdaq Stock Market ranging from, on a post-split basis, $4.63 to $17.88. The market price of the shares of Common Stock, like that of the common stock of many other high technology companies, is highly volatile. The Company believes that factors such as the crash of TWA Flight 800, the Report of the White House Commission on Aviation Safety and Security, chaired by Vice President Gore, and the entering into of the FAA contract for 69 CTX 5000 systems have greatly affected the fluctuation in the Company's Common Stock trading price.
 In the future such events, as well as announcements of technological innovations or new products by the Company or its competitors and general market conditions, may have a significant effect on the market price of the Common Stock. In addition, in recent years the stock market in general, and the market for small capitalization stocks in particular, has experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Such fluctuations could adversely affect the market price of the Company's Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Sales of substantial amounts of Common Stock in the public market could have an adverse effect on the trading price of the Common Stock. Based on shares outstanding as of April 13, 1998, the Company has outstanding approximately 12,031,077 shares of Common Stock. Of such shares outstanding, approximately 9,147,372 shares are freely tradable or may be sold immediately pursuant to Rules 144 or 145 under the Securities Act. Of the remaining shares outstanding, approximately 2,592,982 shares may be sold pursuant to Rule 144 subject to the volume limitations thereunder and approximately 290,723 may be sold pursuant to Rule 145 subject to the volume limitations thereunder. The volume limitations with respect to the 290,723 shares terminate on September 30, 1998.

     The Company has entered into an agreement with a stockholder pursuant to which 479,318 shares are currently registered for resale under the Securities Act, has entered into an agreement with the Selling Stockholder pursuant to which the 180,000 shares issuable pursuant to the Warrant and offered hereby are registered for resale under the Securities Act, and has entered into agreements with certain of its stockholders and others pursuant to which such persons have the right to require the Company to register up to an aggregate of 213,940 additional shares of Common Stock for resale under the Securities Act.

                                  MATERIAL CHANGES

     In May 1998 the Board of Directors of the Company adopted a stock repurchase program, in which management of the Company is authorized to repurchase up to 500,000 shares of the Company's Common Stock on the open market at prevailing market prices or in negotiated transactions off the market. As of June 30, 1998, the Company had repurchased approximately
81,000 shares of Common Stock. The Company has not repurchased any shares since June 10, 1998 and there can be no assurance that all of such shares will ultimately be repurchased by the Company.


                                SELLING STOCKHOLDER

     The following table sets forth certain information regarding the number of shares of Common Stock owned beneficially by the Selling Stockholder as of June 30, 1998 and the number of shares which may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Stockholder. Because the Selling Stockholder may sell all, some or none of his Common Stock being offered, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholder after this offering can be provided.


                                                        SHARES BENEFICIALLY
                                                          OWNED PRIOR TO        SHARES BEING
                                                          OFFERING (1)            OFFERED
                                                          -----------              -------
                 NAME                                 NUMBER       PERCENT
                 ----                                 ------       -------
Donald & Co. Securities Inc. ..................       180,000       1.5%           180,000

----------------------

(1) Applicable percentage of ownership at June 30, 1998 is based upon approximately 12,009,672 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes sole or shared voting or investment power with respect to shares shown as beneficially owned.

     On April 30, 1996, the Company issued a warrant (the "Warrant") to purchase 180,000 shares of Common Stock to the Selling Stockholder in connection with the Company's initial public offering of its Common Stock, in which the Selling Stockholder acted as underwriter. The Warrant may be exercised at an exercise price of $6.60 per share. The Warrant also contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the Warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications and consolidations, and will expire on April 22, 2001. The foregoing number of shares subject to the Warrant and exercise price have been adjusted to reflect a 2-for-1 Common Stock split in the form of a stock dividend effected on February 7, 1997.

     The Selling Stockholder was the lead underwriter in the Company's initial public offering of its Common Stock which occurred in April 1996, was an underwriter in the Company's public offering of its Common Stock in May 1997, and is a market maker in the Company's Common Stock. In addition, from time to time, a principal of the Selling Stockholder attends meetings of the Board of Directors and advises the Board of Directors on market conditions and other matters. The Selling Stockholder is also assisting the Company in connection with the Company's stock repurchase program.

                                PLAN OF DISTRIBUTION

     The shares of Common Stock offered by the Selling Stockholder may be sold from time to time to purchasers directly by the Selling Stockholder acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, the Selling Stockholder may from time to time offer the Common Stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Stockholder and/or the purchasers of shares for whom they may act as agent. In addition, the shares of Common Stock may be pledged from time to time by the Selling Stockholder to a lender to secure one or more loans, and defaults under that loan or loans may result in the pledgee acquiring title to some or all of the shares and selling them either directly or through underwriters, dealers or agents. Sales may be made on the Nasdaq National Market or in private transactions. The Selling Stockholder is itself an underwriter and a broker/dealer, and is a market maker in the Company's Common stock.

     The Selling Stockholder and any underwriters, dealers, agents or pledgees that participate in the distribution of the Common Stock offered hereby may be deemed to be underwriters within the meaning of the Act and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Act.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     Pursuant to an agreement with the Selling Stockholder, the Company will pay substantially all of the expenses incident to the offering and sale to the public of the Common Stock offered hereby, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be approximately $6,500.

                                   LEGAL MATTERS

     The validity of the Common Stock offered hereby has been passed upon for the Company by Cooley Godward LLP, Palo Alto, California.

                                      EXPERTS

     The financial statements and schedules appearing in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  ----------------



                                 TABLE OF CONTENTS
                                                                       PAGE
                                                                       ----
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . .  2
Incorporation of Certain Documents by
  Reference. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Forward Looking Statements . . . . . . . . . . . . . . . . . . . . . . .  3
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Material Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Selling Stockholder. . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  180,000 SHARES






                            INVISION TECHNOLOGIES, INC.






                                    COMMON STOCK


                                  ----------------






                                     PROSPECTUS




                                  ----------------




                                SEPTEMBER    , 1998






--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.

 Registration fee ....................................            $330
 Legal fees and expenses .............................           3,000
 Accounting fees and expenses ........................           3,000
 Miscellaneous .......................................             170
                                                                ------
          TOTAL ......................................          $6,500


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by Delaware law.

     The Registrant's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

ITEM 16.  EXHIBITS

EXHIBIT NUMBER  DESCRIPTION OF DOCUMENT
--------------  -----------------------
      5.1       Opinion of Cooley Godward LLP
     23.1       Consent of PricewaterhouseCoopers LLP
     23.2       Consent  of  Cooley Godward LLP.  Reference is made to Exhibit
                5.1.
     24.1       Power of Attorney.  Reference is made to Page II-3.


ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act 1934 that are incorporated by reference in the registration statement.

               (iv) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                       SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of California, on September 2, 1998.

                                     INVISION TECHNOLOGIES, INC.

                                     By:  /s/ Sergio Magistri
                                          ---------------------------------
                                                  Sergio Magistri
                                         President and Chief Executive Officer
                                           (PRINCIPAL EXECUTIVE OFFICER)

                                  POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sergio Magistri and Curtis P. DiSibio, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capabilities and on the dates indicated.


            SIGNATURE                            TITLE                       DATE
            ---------                            -----                       ----

/s/ Sergio Magistri                President, Chief Executive          September 2, 1998
-------------------------------        Officer and Director
        Sergio Magistri            (PRINCIPAL EXECUTIVE OFFICER)

/s/ Curtis P. DiSibio              Senior Vice President and Chief     September 2, 1998
-------------------------------    Financial Officer
        Curtis P. DiSibio          (PRINCIPAL FINANCIAL AND
                                   ACCOUNTING OFFICER)

/s/ Douglas P. Boyd                Director                            September 2, 1998
-------------------------------
        Douglas P. Boyd

/s/ Morris D. Busby                Director                            September 2, 1998
-------------------------------
        Morris D. Busby

/s/ Giovanni Lanzara               Chairman of the Board               September 2, 1998
-------------------------------    and Director
        Giovanni Lanzara


/s/ Bruno Trezza                   Director                            September 2, 1998
-------------------------------
        Bruno Trezza


                                 INDEX TO EXHIBITS

EXHIBIT
NUMBER                DESCRIPTION OF DOCUMENT
------                -----------------------
   5.1     Opinion of Cooley Godward LLP

  23.1     Consent of PricewaterhouseCoopers LLP

  23.2     Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.

  24.1     Power of Attorney.  Reference is made to Page II-3.